Exhibit (A)



     Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-89786) of DENTSPLY International Inc. of our report dated June 21, 2004 relating to the financial statements of the DENTSPLY International Inc. 401(k) Savings Plan, which appears in this Form 11-K for the year ended December 31, 2003.

/s/ Beard Miller Company LLP

York, PA
June 28, 2004